UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2008

PHANTOM ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50535	65-1048794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Grace Church St., Suite 302
Port Chester, NY 10573
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (866) 452-9883

Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd flr.
New York, NY 10006
(212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Asset Sale Transaction

On August 11, 2008 and subsequently amended on August 15, 2008, Phantom Entertainment, Inc. (the “Company”) entered into an asset purchase agreement with Phantom Game Service, Inc., a Delaware corporation, pursuant to which Phantom Game Service, Inc. will acquire from the Company, the assets comprising the Phantom Game Service (a video game delivery system designed to allow consumers to search, preview and play a large selection of video games on demand via a broadband Internet connection) if no bids, deemed better than Phantom Game Service, Inc.’s bid, to purchase the Phantom Game Service are received from other potential purchasers within thirty days of August 15, 2008 (“bid period”). If a bid deemed better than Phantom Game Service, Inc.’s bid is received from another potential purchaser within the bid period, that potential purchaser will have sixty days from August 15, 2008 to close on the transaction.

The agreement with Phantom Game Service, Inc. provides for the payment in cash of a base purchase price of $65,000; the Company to be issued 49% of the authorized shares of Phantom Game Service, Inc.; the Company to receive 7% of the annual gross revenue from Phantom Game Service, Inc.’s online game sales through the Phantom Game Service software and, on the third anniversary date of the agreement, Phantom Game Service, Inc. shall pay $100,000 to license certain trademarks for a term of 99 years.

Item 8.01 Other Events.

On August 18, 2008, the Company and Phantom Games Service Inc., issued a joint press release announcing the execution of the asset purchase agreement. A copy of the joint press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement between Phantom Entertainment, Inc. and Phantom Game Service Inc., dated August 11, 2008. (Filed herewith).

10.2	Amendment 1, dated August 15, 2008, of the Asset Purchase Agreement between Phantom Entertainment, Inc. and Phantom Games Service Inc., dated August 11, 2008. (Filed herewith).

99.1	Joint press release dated August 18, 2008. (Filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 18th day of August 2008.

Phantom Entertainment, Inc.

August 18, 2008	By:	/s/ John Landino
John Landino
Chief Executive Officer